Exhibit (8)(m)(i)
AMENDMENT TO PARTICIPATION AGREEMENT
SCHEDULE A
AMENDED AS OF MAY 1, 2008
Name of Separate Account and Date Established by Board of Directors
Annuity Investors Variable Account B     December 19, 1996
Annuity Investors Variable Account C     November 7, 2001
Contracts Funded by Separate Account B
The Commodore Advantage
The Commodore Independence
The Commodore Spirit
Contracts Funded by Separate Account C
The Commodore Helmsman
The Commodore Majesty
Access 100
ContributorPlus
Flex(b)
TotalGroup
Transition20
Designated Portfolios
Calamos Growth and Income Portfolio

Annuity Investors Life Insurance Company			Calamos Advisors Trust

By:	/s/ Elizabeth G. Monsell		By:	/s/ Illegible

	Elizabeth G. Monsell			Title:	Secretary
	Title:	Vice President

Calamos Advisors LLC			Calamos Financial Services LLC

By:	/s/ Illegible		By:	/s/ Illegible

	Title:	CMO		Title:	SVP, Head of Sales